EXHIBIT 99.1

[GRAPHIC  OMITED]
AIR METHODS
--------------------------------------------------------------------------------
                                                               [GRAPHIC  OMITED]
                                              The #1 Airborne Healthcare Company

                AIR METHODS ANNOUNCES YEAR 2004 FINANCIAL RESULTS
                     AND PROVIDES FIRST QUARTER 2005 UPDATE

DENVER, CO., March 16, 2005 -- Air Methods Corporation (NASDAQ: AIRM), the largest air medical transportation company in the world, reported revenue and net results for the year and fourth quarter ended December 31, 2004.

For the year, revenue increased 13% to $273.1 million compared to $242.5 million in the prior year. Net income was $11.8 million or $1.09 per basic share ($1.05 per diluted share) compared to $5.1 million or $0.53 per basic share ($0.51 per diluted share). The current year results include a first quarter increase to net income of $8.6 million or $0.79 per basic ($0.76 per diluted share), from the cumulative effect of a change in accounting principle, net of tax effect. Income before cumulative effect of change in accounting principle was $3.2 million or $0.30 per basic ($0.29 per diluted share) for the year.

For the fourth quarter, revenue increased to $68.3 million as compared with $65.7 million during the prior year period, a 4% increase, while net income decreased from $1.6 million or $0.16 per basic share ($0.15 per diluted share) in the prior year quarter to a net loss of $0.2 million or $0.02 per basic and diluted share in the current year quarter.

The cumulative effect stated above relates to the Company's decision to change its method of accounting for major engine and airframe component overhaul costs from the accrual method to the direct expense method effective January 1, 2004. Under the direct expense method, maintenance costs are recognized as expense as maintenance services are performed. Pro forma results, assuming the change in accounting principle had been applied retroactively, would reflect net income of $8.7 million or $0.90 per basic and $0.86 per diluted share for the year ended December 31, 2003. Pro forma results for the quarter ended December 31, 2003 would reflect net income of $1.9 million, or $0.19 per basic and $0.18 per diluted share.

The $1.8 million decrease in fourth quarter earnings was primarily attributed to a significant decrease in patients transported for community bases in operation greater than one year (same-base transports), mostly due to higher weather cancellations. Same-base transports decreased 481 or 7% over the prior-year quarter. Of this decrease in transports, 304 or 63% were due to specific requests for transports that were missed due to weather conditions. The fourth quarter results also reflect $0.8 million in third-party expenses associated with Sarbanes-Oxley regulatory requirements and $0.2 million from losses associated with disposition of aircraft.

During the 2004 fourth quarter, total patients transported within community-based operations were 7,143 as compared with 7,098 during the prior year quarter. Net revenue after bad debt per community-based transport increased 12% from $4,418 to $4,967, while day's sales outstanding in net receivables for consolidated operations decreased from 109 days as of September 30, 2004 to 104 days as of year-end. Consolidated maintenance expense per transport increased by less than 1% during the quarter, as compared with the prior-year period.

The Company also provided an update on first quarter 2005 events. While flight volume throughout the first half of March has been very strong, weather did have a significant impact on flight volume through February. Same-base transports within the community-based operations through February were down 618 or 14% as compared with the prior-year period. Of this amount, 452 or 73% were attributed to increases in weather cancellations. In addition, retentions for workers' compensation premiums associated with the January accidents were $0.8 million, of which $0.6 million will be expensed during the first quarter. The impact of reduced flight volumes and higher premium costs are expected to be partially offset by improved net revenue after bad debt per community-based transport and by a moderate price increase effective March 1st.

The Company announced that it has received verbal commitment to refinance its subordinated notes totaling $23 million with lower cost, variable interest rate, senior-secured financing with commercial banks with whom the Company has an existing relationship. While prepayment penalties and previously capitalized loan origination costs in the amount of approximately $3.4 million will be expensed upon closing, annual interest savings at current interest rates are expected to be approximately $1.9 million. The Company expects to close the transaction during the next 30 days.

Aaron Todd, CEO of Air Methods, commented, "Although the 2004/2005 winter has proven more severe than the prior year, we continue to be very optimistic for 2005. Our efforts to improve the timeliness and effectiveness of our collection efforts, combined with needed price adjustments, have resulted in significantly improved net revenue after bad debt per transport within our community-based operations. With more moderate weather patterns and with the benefit of reduced interest rates for a significant percentage of our debt load, we believe we are well-positioned to produce improved earnings moving forward into 2005 and subsequent years."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (888) 396-5640 (domestic) or (706) 643-0580 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800)
          ------------------
642-1687 (domestic) or (706) 645-9291 (international), access number 4523221, for 3 days following the call; and the web cast can be accessed at www.airmethods.com for 30 days.
------------------

Air  Methods  Corporation  (www.airmethods.com)  is  a  leader  in  emergency
                            ------------------
aeromedical transportation, medical services and technology. The Air Medical Services Division is the largest provider of air medical transport services for hospitals in the world. The LifeNet division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 180 helicopters and fixed wing aircraft.


                                [GRAPHIC OMITED]
                                      AIRM
                                     ------
                                     NASDAQ
                                     LISTED

     FORWARD LOOKING STATEMENTS: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

CONTACTS: Aaron D. Todd, Chief Executive Officer, (303) 792-7413 or The RCG Group at (480) 675-0400. Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.


                       -- FINANCIAL STATEMENTS ATTACHED --

                    AIR METHODS CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (Amounts in thousands)

                                               December 31,   December 31,
                                              -------------  -------------
                                                   2004           2003
                                              -------------  -------------
ASSETS
------

Current assets:
Cash and cash equivalents                     $       2,603  $       5,574
Trade receivables, net                               63,178         61,208
Other current assets                                 25,222         17,204
                                              -------------  -------------

Total current assets                                 91,003         83,986

Net property and equipment                           96,752        113,077
Other assets, net                                    16,968         18,586
                                              -------------  -------------

Total assets                                  $     204,723  $     215,649
                                              =============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Notes payable and other indebtedness          $      11,556  $       8,996
Accounts payable, accrued expenses and other         30,598         31,308
                                              -------------  -------------

Total current liabilities                            42,154         40,304

Long-term indebtedness                               72,942         76,931
Other non-current liabilities                        16,548         37,726
                                              -------------  -------------

Total liabilities                                   131,644        154,961

Total stockholders' equity                           73,079         60,688
                                              -------------  -------------

Total liabilities and stockholders' equity    $     204,723  $     215,649
                                              =============  =============

                                         AIR METHODS CORPORATION AND SUBSIDIARIES
                                     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                               (Amounts in thousands, except share and per share amounts)

                                                                       Quarter Ended                     Year Ended
                                                                        December 31,                    December 31,
                                                              -------------------------------  -----------------------------
                                                                     2004            2003            2004            2003
                                                              --------------   --------------  --------------  --------------
Revenue:
Flight operations                                             $       66,301          63,311         265,697         234,710
Product operations                                                     1,964           2,405           7,406           7,745
                                                              --------------   --------------  --------------  --------------
Total revenue                                                         68,265          65,716         273,103         242,455
                                                              --------------   --------------  --------------  --------------

Expenses:
Operating expenses                                                    55,874          52,521         221,417         194,033
General and administrative                                             8,323           5,882          28,641          21,550
Depreciation and amortization                                          2,843           2,848          10,983          11,309
                                                              --------------   --------------  --------------  --------------
                                                                      67,040          61,251         261,041         226,892
                                                              ---------------  --------------  --------------  --------------

Operating income                                                       1,225           4,465          12,062          15,563

Interest expense                                                      (1,920)         (2,100)         (7,856)         (8,252)
Other, net                                                               413             291           1,158           1,055
                                                              --------------   --------------  --------------  --------------

Income (loss) before income taxes                                       (282)          2,656           5,364           8,366

Income tax benefit (expense)                                              99          (1,036)         (2,121)         (3,263)
                                                              --------------   --------------  --------------  --------------

Income (loss) before cumulative effect of change in
accounting principle                                                    (183)          1,620           3,243           5,103

Cumulative effect of change in accounting principle, net                   -               -           8,595               -
                                                              --------------   --------------  --------------  --------------

Net income (loss)                                             $         (183)          1,620          11,838           5,103
                                                              ===============  ==============  ==============  ==============

Income (loss) per common share - basic:
   Income (loss) before cumulative effect of change in
   accounting principle                                       $        (0.02)           0.16            0.30            0.53
   Cumulative effect of change in accounting principle, net                -               -            0.79               -
                                                              --------------   --------------  --------------  --------------
   Net income (loss)                                          $        (0.02)           0.16            1.09            0.53
                                                              ===============  ==============  ==============  ==============

Income (loss) per common share - diluted:
   Income (loss) before cumulative effect of change in
   accounting principle                                       $        (0.02)           0.15            0.29            0.51
   Cumulative effect of change in accounting principle, net                -               -            0.76               -
                                                              --------------   --------------  --------------  --------------
   Net income (loss)                                          $        (0.02)           0.15            1.05            0.51
                                                              ===============  ==============  ==============  ==============

Weighted average common shares outstanding:

   Basic                                                          10,957,645       9,995,363      10,894,863       9,665,278

   Diluted                                                        11,320,505      10,475,884      11,314,827      10,052,989